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Media Contact: Jay Fredericksen 904-357-9106

Investor Contact: Parag Bhansali 904-357-9155

Rayonier Names Vanden Noort Chief Financial Officer

JACKSONVILLE, Fla., May 22, 2007 - Rayonier (NYSE:RYN) today announced that Hans E. Vanden Noort has been elected by the Board of Directors as Senior Vice President and Chief Financial Officer, effective June 1, 2007.

Vanden Noort has served as Senior Vice President and Chief Accounting Officer since August 2005. In his new position, he will have responsibility for all controllership, treasury, tax, investor relations, internal audit, information technology and risk management functions.

"I am confident that in his expanded role, Hans' extensive financial background, vision and leadership skills will be invaluable in our efforts to further enhance shareholder value," said Lee M. Thomas, President and Chief Executive Officer.

Vanden Noort joined Rayonier in 2001 as Vice President and Controller. Previously, he was with Baker Hughes in Houston as Vice President of Finance and Administration for its Baker Process Division. Prior to that, he was a senior manager for Ernst & Young in Houston. A Certified Public Accountant, Vanden Noort has a BBA in accounting from the University of Cincinnati and an MBA with a concentration in finance from the University of Michigan.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a Real Estate Investment Trust.

For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.